Exhibit 10.42

MASTER SERVICE AGREEMENT

THIS MASTER SERVICE AGREEMENT (“Agreement”) is effective as of December 29, 2015 (the “Effective Date”), by and between Covance Inc., having its principal place of business at 210 Carnegie Center, Princeton, New Jersey 08540 (“Covance” or “Company”) and Ritter Pharmaceuticals, Inc., having its principal place of business at 1880 Century Park E, Suite 1000, Los Angeles, California 90067 (“Sponsor”).

WHEREAS, Sponsor develops drugs and/or medical devices; and

WHEREAS, Company, through itself and its affiliates, provides a wide range of product development and testing services on a worldwide basis to the biotechnology, pharmaceutical and medical device industries, including, without limitation, preclinical efficacy and safety laboratory services, Phase I, II, III and IV clinical services, periapproval services, central laboratory services, health economics services and biotechnology services; and

WHEREAS, Sponsor desires to contract with Company and/or its affiliates for the purpose of providing services to assist Sponsor in the execution of various projects.

NOW, THEREFORE, in consideration of the foregoing premises, and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1. DEFINITIONS

Definitions - The following terms have the meanings set forth below unless a clear contrary interpretation otherwise applies.

‘Budget” has the meaning set forth in Section 2 A.

“Change Order” has the meaning set forth in Section 4.

“Claims” has the meaning set forth in Section 11 A.

“Confidential Information” has the meaning set forth in Section 7 A.

“Covance Entity” means Company and each affiliate of Company which signs Exhibit A and thereby becomes a party to this Agreement.

“Covance Group” has the meaning set forth in Section 11 B.

“Covance Property” has the meaning set forth in Section 5.

“Drug” means a new or existing compound, device or other product which is the subject of a Study under this Agreement or any IPA.

“Exhibit A” means the additional terms and conditions of each Covance Entity which is executed by the Sponsor and a Covance Entity and attached to this Agreement. If more than one Covance Entity is a party to this Agreement, Exhibit A shall be numbered sequentially beginning with Exhibit A-1 and continuing as necessary.

“Indemnified Party” has the meaning set forth in Section 11 C.

“Indemnifying Party” has the meaning set forth in Section 11 C.

“IPA” means an individual project agreement in the form of Exhibit B between Sponsor and a Covance Entity specifying the parameters of a project and providing for the conduct of services by a Covance Entity related to a specific Study by Sponsor.

“Losses” has the meaning set forth in Section 11 A.

“Project” means a project or assignment between the applicable Covance Entity and Sponsor as set forth in an IPA.

“Protocol” means the document which specifies the testing procedures as written by Sponsor as applicable for the performance of a Study and is provided to the applicable Covance Entity.

“Services” has the meaning set forth in Section 2 A.

“SOW” has the meaning set forth in Section 2 A.

“Sponsor Group” has the meaning set forth in Section 11 A.

“Study” means a clinical trial or scientific evaluation of a Drug on the terms and conditions of the Protocol.

2. SERVICES

A. COVANCE, through COVANCE and its affiliates, will provide Phase I/II/III/IV clinical services (“Services”) for a clinical study or studies (“Study”) for SPONSOR in accordance with the terms of separate individual project agreements (each an “IPA” which shall be substantially in the form annexed hereto as Exhibit B) which will set forth the basic parameters of the Study. Each IPA will have the following documentation attached: (a) as Attachment A, a Description of Services or Statement of Work (“SOW”) (substantially in the form attached to Exhibit B), (b) as Attachment B, a budget and the price and payment schedule (the “Budget” and “Price Schedule”) that will set forth the pricing for the Study. Each IPA may include other pertinent attachment or information concerning the Project. Each IPA and its attachments shall be deemed a part of this Agreement and is incorporated herein by reference.

B. Each Covance Entity which enters into a fully executed IPA shall provide services pursuant to the terms and conditions contained in this Agreement and the IPA (“Services”), as more clearly defined in Section 2 A above.

C. The Services, obligations and financial terms for the Project shall be specified in the applicable IPA; provided, however, that if any direct conflict exists between the provisions of this Agreement, Exhibit A and the provisions of an IPA and its attachments, the conflict shall be resolved by interpreting the provisions in the following order of priority: this Agreement, Exhibit A and the provisions of the IPA and its attachments unless a provision with a lower priority expressly states otherwise, in which case such provision shall have a higher priority.

D. The applicable Covance Entity will, at Sponsor’s request, consult with Sponsor to assist Sponsor in developing the Study design in a manner consistent with current regulatory guidelines. The applicable Covance Entity does not warrant that the Study design and/or the Study results will satisfy the requirements of any regulatory agencies at the time of submission of Study results to such agencies. The applicable Covance Entity makes no representation, warranty or guarantee regarding the value, prospects, performance, clinical or commercial success of any Drug that is the subject of the Services, including, without limitation, the likelihood of such Drug reaching any particular phase of development, obtaining any regulatory approval, or obtaining any level of sales or market acceptance.

3. OBLIGATIONS OF COVANCE.

A. COVANCE hereby agrees to conduct Services in connection with the Drug (as hereinafter defined) in accordance with agreed upon protocols and as outlined in the SOW (Attachment A) of the applicable IPA. The Services will be conducted in accordance with all applicable Federal, state, and local laws, statutes, ordinances, and regulations.

B. COVANCE acknowledges and agrees that the responsibility for Services performed under this Agreement and applicable IPA, as identified in Attachment A to the IPA, will be transferred to COVANCE in accordance with 21 CFR §312.52 and/or applicable regulations outside the USA. SPONSOR shall retain responsibility for all other activities related to the study. Except for those responsibilities specifically transferred from SPONSOR to COVANCE, SPONSOR shall at all times be considered the “SPONSOR” of the study pursuant to the terms of the Federal Food, Drug, and Cosmetic Act, as amended, the regulations of the U.S. Food and Drug Administration, as promulgated in Title 21 of the U.S. Code of Federal Regulations, applicable regulations outside the USA, and the International Conference on Harmonization Good Clinical Practices. Obligations transferred should be included in Form FDA 1571, Section #14, or equivalents outside the USA. The parties acknowledge and agree that although COVANCE may recommend investigative sites be closed (i.e. due to site nonperformance), SPONSOR shall retain responsibility for formally approving the closing of such investigative sites.

C. COVANCE will accept no liability for the accuracy of the data, specification or other materials or information supplied by the SPONSOR in connection with the study or for any error or defect in the study consequent upon any inaccuracies in such items, material or information nor for any consequences of such errors or defects. SPONSOR undertakes and agrees that the use of any such items, material or information by COVANCE in carrying out the Services will not infringe the intellectual property rights of any third party.

D. COVANCE shall use its commercially reasonable efforts to perform the Services within the time frame as estimated in Attachment A of the applicable IPA. Such time estimate assumes, however, the full cooperation of SPONSOR, regulatory authorities, ethics committees and investigators and other third parties not under COVANCE’s control, and shall be subject to adjustment (including costs) if the work for the Services is delayed due to circumstances not attributable to COVANCE, in particular:

●	failure of SPONSOR to deliver the clinical supplies in due time, or

●	amendments to previously agreed upon protocols, procedures or documents required for the Services at the request of SPONSOR, or

●	significant delays in pre-study meetings or in other tasks to be performed by COVANCE caused by SPONSOR, or

●	delays in obtaining or subsequent withdrawal of regulatory or ethical review approvals concerning the Services, or

●	death or disability of any non-Covance investigator or other research specialist to continue his work for the study, or

●	higher ratio of drop-outs among trial subjects than anticipated in Attachment A of the applicable IPA, or

●	lower enrollment rates than expected and agreed by COVANCE and SPONSOR, or

●	unforeseen change in the relevant medical practice.

In the event that a study is delayed or placed on-hold for more than 30 calendar days SPONSOR shall have the right to retain, at their expense, all core team members as the defined in Exhibit A, on a full time equivalent basis for the duration of the delay or on-hold period. If SPONSOR does not wish to retain any core team members for the duration of the delay or on-hold period COVANCE shall have the right to reallocate any and all such staff after a 30 calendar day period. If the delay or on-hold period continues for 90 days either party may, by provision of written notice, terminate the applicable IPA.

4. BUDGET AND CHANGE ORDERS

A. Fees for each Project are set forth in each IPA. The Budget, Protocol and SOW shall contain all timelines, expense estimates and assumptions which apply to the Project. If any of the assumptions is determined to be incorrect or if Sponsor requests a material change to the Project, the parties shall negotiate, in good faith, and attempt to agree, in writing, on a change order (“Change Order”) setting forth revised terms. The applicable Covance Entity shall not be obligated to implement all or any part of the changes without written agreement with respect thereto. Sponsor shall compensate the applicable Covance Entity within forty-five (45) days of Sponsor’s receipt of the applicable Covance Entity’s invoice. Fees payable under this Agreement shall not, and shall not be construed to include local, state, federal or foreign sales or use taxes, excise taxes, goods and services tax, value added tax, country-specific business or professional services tax or similar tax on international services or foreign entities providing services (e.g., Chinese Business Tax, Brazilian professional services taxes), or consumption taxes. Such taxes will be assumed by Sponsor without deduction to amounts owed to the applicable Covance Entity, provided however, such taxes are evidenced clearly in each individual invoice for such tax amounts.

B. In the event that any of the assumptions described above or as set forth in the applicable SOW are not complied with or are invalid, then the timeline, fee and expense estimates for such Services shall be modified in accordance with the terms of this Section 4 hereof. COVANCE shall be responsible for providing SPONSOR with a written estimate of the consequences arising from a modification, if any. The estimate may be provided to SPONSOR on the change order form attached hereto as Appendix B. SPONSOR will forward to COVANCE an executed and approved change order and, upon receipt thereof, COVANCE will implement the modification. COVANCE shall continue to provide Services pending approval of the change order by SPONSOR to the extent reasonably practicable but will not implement all or any part of the changes without written agreement with respect thereto and if the parties cannot agree on such changes Covance shall not be obliged to provide further Services.

5. PROPERTY OWNERSHIP

All materials, documents, data, information and suggestions of every kind and description supplied to COVANCE by SPONSOR or prepared or developed by COVANCE pursuant to this Agreement or any IPA (except for COVANCE procedural manuals, development processes and data, personnel data, and COVANCE-developed know-how, computer software or technology collectively referred to as “Covance Property”) shall be the sole and exclusive property of SPONSOR, and SPONSOR shall have the right to make whatever use it deems desirable of any such materials, documents and information; provided that COVANCE may retain copies of such materials as set forth in the Agreement as required by applicable laws, rules and regulations.

6. INTELLECTUAL PROPERTY

A. Disclosure of Inventions. Each Covance Entity shall disclose promptly to Sponsor or its nominee any and all patentable inventions, discoveries and improvements, conceived or made by the Covance Entity in the course of the Study and/or while providing Services to Sponsor pursuant to this Agreement or an IPA and relating exclusively to such Services. The applicable Covance Entity agrees to assign all its interests therein to Sponsor or its nominee; provided Sponsor requests such assignment within two (2) years of notification of such invention; provided, further, that the applicable Covance Entity shall retain all rights to any development processes, software (including codes) technology, means, know-how developed by COVANCE, including, but not limited to, that which relate to data collection or data management. Whenever requested to do so by Sponsor, the applicable Covance Entity will execute any and all applications, assignments or other instruments and give testimony which Sponsor shall deem reasonably necessary to apply for and obtain any Letters of Patent of the United States of America or of any foreign country or to otherwise protect Sponsor’s interest therein, and Sponsor shall compensate the applicable Covance Entity for the time devoted to said activities and reimburse it for expenses incurred. COVANCE agrees to include in agreements with third-party Investigators and Sites participating in the Study, to the extent that COVANCE is the party entering into such agreements with third-party Investigators and Sites participating in the Study, a provision requiring such Investigators and Sites to assign to SPONSOR on terms substantially similar to this Section 6 intellectual property, discoveries and improvements made by such Investigators and Sites as a result of the Study. These obligations of COVANCE shall continue beyond the termination of this Agreement and shall be binding upon COVANCE’s assignees, administrators and other legal representatives.

B. Obtaining Intellectual Property Protection. During the Term, Covance agrees to assist Sponsor in every commercially reasonable way to obtain and enforce United States and foreign proprietary rights relating exclusively to the Services in any and all countries. To that end, Covance agrees to execute, verify and deliver such documents and perform such other acts (including appearing as a witness) as the Sponsor may reasonably request for use in applying for, obtaining, perfecting, evidencing, sustaining and enforcing such proprietary rights and the assignment thereof, at the Sponsor’s expense. In addition, Covance agrees to execute, verify and deliver assignments of such proprietary rights to the Sponsor or its designee. Covance’s obligation to assist Sponsor with respect to proprietary rights in any and all countries shall continue beyond the termination of this engagement, but Sponsor shall compensate Covance at a mutually agreed upon rate, after such termination, for the time actually spent by Covance at Sponsor’s request on such assistance.

7. CONFIDENTIAL INFORMATION

A. The parties acknowledge and agree that in the course of performing the Services hereunder, either party may be exposed to or be given or be provided confidential or proprietary information of the other party or licensed by the other party (“Confidential Information”). The parties agree to hold all Confidential Information confidential for a period of five (5) years from the date of completion or termination, whichever may be earlier, and shall disclose Confidential Information to its respective agents, employees, officers and directors, and representatives and to third parties, including hospital authorities, Institutional Review Board (the “IRB”), Investigators, and Sites only on a need-to-know basis (including fulfilling corporate reporting obligations) and only if the foregoing parties (other than hospital authorities and IRBs) are bound and obligated by provisions of confidentiality substantially similar to those herein. Confidential Information shall be deemed to be all such information given by the disclosing party to the receiving party except for information which is:

1.	publicly available through no fault of the receiving party;

2.	obtained from a third party entitled to disclose it;

3.	already in the receiving party’s possession prior to disclosure, as indicated in its written records; or

4.	independently developed by the receiving party without use of the Confidential Information, as indicated in its written records.

B. Upon written request, the receiving party will promptly return to the disclosing party or otherwise destroy all Confidential Information, except that the receiving party may retain one copy of Confidential Information as may be required by law or to demonstrate compliance herewith, subject to continued obligations of confidentiality. All obligations of confidentiality and non-disclosure set forth in this Agreement will survive, without limitation, the expiration or earlier termination, for any reason, of this Agreement.

C. All rights and obligations set forth in the Mutual Non-Disclosure Agreement dated and signed by both parties on October 5, 2015 applies and supersedes confidential information/legal proceedings set forth in Section 6 herein.

D. Where applicable, COVANCE shall include in its contracts with Sites and Investigators, confidentiality undertakings consistent with those herein.

E. Each party shall be entitled to disclose Confidential Information to the extent that disclosure is required by any law, rule, regulation, order, decree or subpoena, in which event the party obligated to disclose the Confidential Information shall, unless restricted by law or not practicable, provide advance written notice to the other party to permit such party to seek a protective order or other similar order with respect to such Confidential Information.

F. Nothing contained in this Section 7 shall be interpreted to limit the rights and obligations of the parties under Section 5 hereof and to the extent that any conflict arises in applying the provisions of Sections 5 and 7, the provisions of Section 5 shall control.

G. Licensed Technology. With respect to the technology, if any, licensed by a party to the other party or licensed by a party from a third party and disclosed to the other party in connection with a Study, the party to whom such technology is licensed or disclosed agrees not to (1) modify, copy or create derivative works based on it, (2) reverse engineer, disassemble or decompile it in any manner, (3) resell, sublicense, lease, or time-share it, (4) publish the results of any benchmark tests run on it, or (5) use it to build a competitive product or service or for the purpose of copying its features or user interface. To the extent that the Confidential Information includes technology licensed under authorization from third parties (such as, for example, licensors of electronic data capture software), such third parties are intended third-party beneficiaries of this Section with the right to enforce the limitations herein.

8. COMPLIANCE

A. Each party to this Agreement and each IPA will comply with all applicable laws, rules and regulations in carrying out its obligations hereunder and under each IPA to which it is a party. This Agreement and the IPAs shall contain all the conditions under which any Covance Entity will provide Services and no other express or implied commitments or warranties are made by any Covance Entity.

B. Should such government laws, rules or regulations be changed, each affected Covance Entity will make every reasonable effort to satisfy such new requirements. In the event that compliance with such new requirements necessitates a change in this Agreement or an IPA, the parties will agree in writing on a Change Order prior to performing any new or revised Services.

C. In the event of a conflict in government laws, rules or regulations, Sponsor will designate the applicable regulations to be followed by the applicable Covance Entity in the performance of its Services and the applicable Covance Entity’s performance of Services pursuant to such designation or its good faith performance in the event of Sponsor’s failure to provide such designations shall be deemed performance in compliance with the applicable laws, rules and regulations for purposes of this Agreement.

9. DEBARMENT CERTIFICATION

Covance hereby certifies that neither it nor, to the best of their knowledge, any employee, agent or person, performing the Services have been excluded from any federal health care program including, but not limited to, Medicare, Medicaid and the Civilian Health and Medical Program of the Uniformed Services (“CHAMPUS”). If Covance or any employee, agent or person performing the Services is excluded during the Term, Covance shall promptly notify Sponsor in writing. Covance acknowledges that any such exclusion may result in immediate termination of this Agreement.

Covance hereby certifies that neither Covance nor, to the best of their knowledge, any employee, agent or person, performing the Services is a person debarred, voluntarily excluded or convicted of a crime for which a person can be debarred, under the Generic Drug Enforcement Act of 1992 (21 United States Code §335(a)). In the event Covance or any such employee, agent or person performing the Services becomes debarred or receives notice or immediate threat of debarment, Covance shall promptly notify Sponsor in writing. Covance acknowledges that any such debarment or exclusion may result in immediate termination of this Agreement.

10. FACILITY VISITS

Sponsor’s representatives may visit each applicable Covance Entity’s facility with reasonable frequency during normal business hours to observe the progress of Studies. All such visits shall be scheduled in advance by Sponsor. Sponsor agrees that all confidential and proprietary information of the applicable Covance Entity obtained or observed by Sponsor during such visits shall be treated as Confidential Information subject to the restrictions on use and disclosure set forth in Section 7.

With respect to any Study, Covance will permit regulatory authorities to examine, (i) the facilities where the Services are being conducted; (ii) Study documentation; and (iii) other Study relevant information, including information that may be designated by one or both of the parties as confidential, reasonably necessary for regulatory authorities to confirm that the services with respect to such Study are being conducted in compliance with applicable laws, rules and regulations. To the extent not prohibited by law, Covance will promptly notify Sponsor if any regulatory authority schedules, or without scheduling, begins an inspection that relates to the Services under an IPA. To the extent not prohibited by law, Sponsor will be given the opportunity to have a representative present during any regulatory authority inspection relating to a Study at any Covance or contracted investigational Site.

11. INDEMNIFICATION

A. COVANCE and/or the applicable Covance entity shall indemnify, defend, and hold harmless SPONSOR, its affiliates, and their officers, directors, employees and agents (the “SPONSOR GROUP”) from any loss, damage, cost or expense (including reasonable attorney’s fees) (a “Loss”) arising from any third-party claim, demand, assessment, action, suit or proceeding (a “Claim”) for personal injury to Study subject or personal injury to any employee of SPONSOR or property damage arising or occurring during the conduct of the STUDY as a result of COVANCE’s negligence or intentional misconduct in connection with this Agreement or IPA; provided that if such Loss or Claim arises in whole or in part from the SPONSOR GROUP’s negligence or intentional misconduct, then the amount of the Loss that COVANCE shall indemnify the SPONSOR GROUP for pursuant to this Section 11 shall be reduced by an amount in proportion to the percentage of the SPONSOR GROUP’s responsibilities for such Loss as determined by a court of competent jurisdiction in a final and non-appealable decision or in a binding settlement between the parties.

B. SPONSOR shall indemnify, defend, and hold harmless COVANCE, its affiliates, and their respective officers, directors, employees and agents (the “COVANCE GROUP”) from any Loss from a Claim arising from or related to (i) personal injury to a subject in the Study or personal injury to any employee of the COVANCE GROUP during the conduct of the Study or as a result of participation in the Study, (ii) COVANCE’s performance of or involvement with the Study or its obligations under this Agreement, IPA, or any protocol related thereto, (iii) the Study or any aspect thereof set forth in the protocol or any Study that violates any applicable law, rule, regulation or ordinance, (iv) the Drug’s harmful or otherwise unsafe effect, (v) the negligence or intentional misconduct of SPONSOR in connection with the Drug, this Agreement, IPA, or the protocol related thereto, or (vi) SPONSOR’s violation, non-conformance or non-performance of any of the terms of this Agreement, applicable IPA, or the protocol related to such Study; provided that if such Loss or Claim arises in whole or in part from the COVANCE GROUP’s negligence or intentional misconduct, then the amount of such Loss that SPONSOR shall indemnify the COVANCE GROUP for pursuant to this Section 11 shall be reduced by an amount in proportion to the percentage of the COVANCE GROUP’s responsibilities for such Loss as determined by a court of competent jurisdiction in a final and non-appealable decision or in a binding settlement between the parties.

C. Upon receipt of notice of any Claim that may give rise to a right of indemnity from a party, a person or entity entitled to seek indemnification pursuant to the foregoing provisions (the “Indemnified Party”) shall give written notice thereof to the other party (the “Indemnifying Party”) with a Claim for indemnity. Such notice shall indicate the nature of the Claim and the basis therefore. Promptly after a Claim is made for which the Indemnified Party seeks indemnity, the Indemnified Party shall permit the Indemnifying Party, at its option and expense, to assume the complete defense of such Claim, provided, however, that (a) the Indemnified Party will have the right to participate in the defense of any such Claim at its own cost and expense, (b) the Indemnifying Party will conduct the defense of such Claim, with due regard for the business interest and potential related liability of the Indemnified Party and (c) the Indemnifying Party will, prior to making any settlement, consult with the Indemnified Party as to the terms of such settlement, with the Indemnified Party having the right, at its election, to release and hold harmless the Indemnifying Party from its obligations hereunder with respect to such Claim and assume a complete defense of the same in return for payment by the Indemnifying Party to the Indemnified Party of the amount of the Indemnifying Party’s settlement offer. The Indemnifying Party will not, in defense of such Claim, except with the consent of the Indemnified Party, consent to the entry of any judgment or enter into any settlement which does not include, as an unconditional term thereof, the giving by the claimant or plaintiff to the Indemnified Party of a release from all liability in respect thereof. After notice to the Indemnified Party of the Indemnifying Party’s election to assume the defense of such Claim, the Indemnifying Party shall be liable to the Indemnified Party for such legal or other expenses subsequently incurred by the Indemnified Party in connection with the defense thereof at the request of the Indemnifying Party. As to those Claims with respect to those which the Indemnifying Party does not elect to assume control of the defense, the Indemnified Party will afford the Indemnifying Party an opportunity to participate in such defense, at the Indemnifying Party’s own cost and expense, and will not settle or otherwise dispose of any of the same without the consent of the Indemnifying Party, which may not be unreasonably withheld or delayed.

D. The obligations of the parties under this Section survive the termination of this Agreement. Further, a breach by the Indemnified Party of its obligations under this Agreement shall not relieve the Indemnifying Party of its obligations under this Section unless such breach was solely responsible for the Loss or Claim as determined by a court of competent jurisdiction in a final and non-appealable decision or in a binding settlement between the parties.

12. LIMITATION OF LIABILITY

In no event shall the liability of any Covance Entity for a breach or default under this Agreement or relevant IPA exceed the amount of fees paid by Sponsor to the applicable Covance Entity with respect to the relevant IPA. UNDER NO CIRCUMSTANCES SHALL SPONSOR BE ENTITLED TO, NOR SHALL ANY COVANCE ENTITY BE RESPONSIBLE FOR, ANY INCIDENTAL, INDIRECT, CONSEQUENTIAL, PUNITIVE, EXEMPLARY, OR SPECIAL DAMAGES, OR LOST SALES, REVENUE OR PROFITS (WHETHER DIRECT OR INDIRECT) ARISING IN CONNECTION WITH ANY DEFAULT OR BREACH BY ANY COVANCE ENTITY OF ITS OBLIGATIONS UNDER THIS AGREEMENT, ANY IPA OR ANY DOCUMENTS RELATED THERETO.

13. INSURANCE

Each party shall secure and maintain in full force and effect through the performance of the Services the necessary insurance coverage in amounts appropriate to the conduct of its business. Certificates evidencing such insurance will be made available for examination upon written request by Sponsor or any applicable Covance Entity.

14. FORCE MAJEURE

No party shall be liable for a delay in performance or failure to perform its obligations under this Agreement or an IPA if such delay or failure is due to acts of God or any other event beyond the control of the parties, including, without limitation, fire, explosion, weather, disease, war, insurrection, acts of terrorism, civil strife, riots, government action or power failure, provided, however, that the party which is unable to perform shall be excused only to the extent of and during the event causing delay or failure. Any deadline or time for performance specified in any IPA which falls due during or subsequent to the occurrence of any of the events referred to above shall be automatically extended for a period of time equal to the period of delay caused by any such event.

15. TERM; TERMINATION; and DEFAULT

A. The term of this Agreement shall be for three (3) years commencing on the date hereof and shall renew automatically for successive one year periods unless the Project, Services, and/or Study has been completed or terminated by either party upon written notice. The parties may also terminate, as applicable, this Agreement and all relevant IPAs pursuant to the following conditions:

1. Sponsor may terminate any IPA prior to the Study’s completion at any time for any reason upon thirty (30) days written notice to Covance, except when the reason for termination is the safety of subjects, then it can be terminated immediately. Covance may not terminate any IPA without cause, except when the reason for the termination is the safety of subjects and then Covance can terminate immediately. In the event of such termination by a party, the applicable Covance Entity shall be entitled to full payment for (i) work performed on the Project up through the date work on such Project is concluded by the applicable Covance Entity and (ii) reimbursement for all non-cancellable and non-refundable expenses and financial obligations which the applicable Covance Entity has incurred or undertaken on Sponsor’s behalf (e.g., purchase of external databases). Further, the applicable Covance Entity and Sponsor shall cooperate with each other during such Project termination to safeguard patient safety, continuity of patient treatment and to comply with applicable laws, rules and regulations.

2. Default

(a) If any party is in default of its material obligations under, as applicable, this Agreement or an IPA, then the non-defaulting party shall promptly notify the defaulting party in writing of any such default. The defaulting party shall have a period of forty-five (45) days from the date of receipt of such notice within which to cause the cure of such default; provided that, if the defaulting party fails to cure such breach within the specified cure period, then the applicable IPA and this Agreement may be terminated immediately at the option of the non-defaulting party by providing written notice of termination to the defaulting party.

(b) In the event of a breach or default by COVANCE under this Agreement or any IPA, COVANCE agrees, at its option to either repeat the Services at issue or refund the portion of consideration attributable thereto.

B. The termination of an IPA and/or this Agreement shall not relieve any party of its obligations with respect to (a) maintaining the confidentiality of Confidential Information, (b) assignment of inventions and assistance with respect thereto, (c) indemnification, (d) limitation on liability, (e) compensation for Services performed, (f) retention of records, (g) reimbursement and payment for legal proceedings and (h) no solicitation of employees, as well as all other obligations which by their terms would reasonably survive.

16. CARRIER LIABILITY

The applicable Covance Entity strictly limits its liability to Sponsor for loss, damage, delay or non-delivery/non-collection of any samples or shipment dispatched by Covance to Sponsor or to any third party designated by Sponsor in connection with the Services where Covance shall pay to Sponsor such sums as are recoverable from the carriers under any applicable national/international convention or rules.

17. SUBCONTRACTORS/VENDORS

The applicable Covance Entity shall be responsible for subcontractors qualified and contracted by the applicable Covance Entity for services within the applicable Covance Entity’s core business (“Subcontractors”). For example, for clinical development services, services within Covance’s core business would include clinical monitoring, site management, regulatory affair services, project management, clinical safety monitoring and reporting, data management, biostatistics, medical writing, and clinical quality assurance.

Other third-party vendors and service providers where the applicable Covance Entity may hold the contract with such vendor or service provider for the convenience or benefit of Sponsor in connection with Services under an IPA (“Vendors”) are not considered Subcontractors for the purpose of this Agreement and applicable IPA. Such Vendors include, but are not limited to, vendors/service providers of electronic data capture/bedside data capture services, electrocardiogram services, interactive response technology/voice response services, drug depot and drug supply services, translation services, providers of equipment or medical devices, and vendors/service providers that Sponsor requires the applicable Covance Entity to use.

Liability of the applicable Covance Entity to Sponsor with respect to Vendors shall be limited to the extent the applicable Covance Entity is negligent in the performance of the applicable Covance Entity’s obligations under the applicable IPA. However, the applicable Covance Entity shall provide to Sponsor any amounts that the applicable Covance Entity may recover from such Vendor(s) as a result of any error or service failure on the part of such Vendor(s) in connection with Services under an IPA.

18. ANTI-BRIBERY

Pursuant to this Agreement, both Parties agree that each has not and will not, either directly or indirectly, engage in bribery, or offer, or promise, or make any “improper payment”, including, but not limited to, cash, loan, gift, travel, entertainment, hospitality, facilitation payment, kickback, political or philanthropic contribution, anything of value, or any other perceived benefit in order to improperly obtain or retain a business advantage. If a Party violates the prohibitions described herein, the other Party shall have the right to immediately terminate this Agreement upon written notice.

19. TRADE CONTROL

Notwithstanding any other provision of this Agreement to the contrary, each Party shall comply with, and retain responsibility for its compliance with, all applicable export control laws (e.g., the U.S. Export Administration Regulations) and economic sanctions programs (e.g., economic sanctions maintained by the U.S. Treasury Department against Belarus, Burma (Myanmar), Cuba, Democratic Republic of Congo, Iran, Ivory Coast, Lebanon, Liberia, Libya, North Korea, Russia/Ukraine, Somalia, Sudan, Syria, Yemen and Zimbabwe, as well as Specially Designated Nationals and Blocked Persons (“SDNs”)) relating to its respective business, facilities, and the provision of services to third parties (collectively, “Trade Control Laws”). It shall be in the sole discretion of the Covance Entity to refrain from being directly or indirectly involved in the provision of goods, software, services and/or technical data that may be prohibited by applicable Trade Control Laws, including sanctions currently in place against Cuba, Iran, North Korea, Sudan, Syria, Central African Republic, Iraq, Venezuela and SDNs.

20. MISCELLANEOUS

A. Independent Contractor. It is understood and agreed that each Covance Entity shall perform its duties as an independent contractor and not as an agent, employee, partner or joint venture of Sponsor. Neither Sponsor nor any Covance Entity will have the authority to bind or commit the other party in any manner whatsoever and will not, at any time, hold itself out to third parties as having authority to enter into or incur any commitments, expenses, liabilities or obligations of any nature on behalf of the other party except as permitted in this Agreement or an IPA.

B. Advertising. Sponsor and each Covance Entity agree not to use the name of the other party or the names of the other party’s employees in any advertising or sales promotional material or in any publication without the prior written permission of such party.

C. Legal Proceedings. If any applicable Covance Entity is required by law to provide testimony or records regarding any Drug, Project or Services, in any legal or administrative proceeding, for any reason, other than improper performance by a Covance Entity, of its obligations under this Agreement or an IPA, then Sponsor shall reimburse the applicable Covance Entity for its out-of-pocket costs therefore plus an hourly fee for its employees or representatives equal to the internal fully burdened cost of such employees or representatives.

D. No Solicitation. Sponsor agrees that it will not solicit or otherwise encourage any employee of any Covance Entity with whom it has contact pursuant to this Agreement to seek employment with Sponsor throughout the course of this Agreement and for a period of twelve (12) months thereafter.

E. Modifications and Assignment. No amendments or modifications may be made to this Agreement or any IPA without the mutual written agreement of the parties to this Agreement and any affected IPA. Except in connection with the merger or sale of substantially all assets of a party, a party may not assign this Agreement without the prior written consent of the other party.

F. Governing Law and Venue. This Agreement and the IPAs shall be governed and construed and interpreted in accordance with the laws of Delaware with the express exclusion of the United Nations Convention on Contracts for the International Sale of Goods, without giving effect to its choice of law principles. It is the intention of the parties that in the event disputes should arise over the interpretation and application of this Agreement, the parties will first attempt to settle such disputes by negotiation and consultation between the senior executives of Sponsor and the applicable Covance Entity and other parties familiar with this Agreement, any IPA, Study, or Protocol.

G. Dispute Resolution.

Arbitration. In the event that SPONSOR and COVANCE are unable to satisfactorily resolve the dispute(s) as specified in paragraph F above, then such disputes shall be finally settled by an arbitrator in accordance with this Section 20. The arbitration shall be held in or around Los Angeles, CA and, except as noted below, shall be conducted in accordance with the rules of the American Arbitration Association by two arbitrators appointed, one by each party to this Agreement. If the arbitrators appointed cannot agree on the resolution of the dispute within sixty (60) days after the dispute is submitted to them, they shall thereupon appoint a third arbitrator, and if they fail to agree upon a third arbitrator within thirty (30) days after a deadlock is declared by either arbitrator, a third arbitrator will be appointed by the American Arbitration Association upon the request of either such arbitrator. The arbitrators shall respect the governing law clause of this Agreement and apply the substantive law (including, without limitation, the contract law) of the State of Delaware in making their determination. Further, punitive damages shall not be awarded to any of the parties. Finally, the parties may seek judicial intervention for emergency relief, such as restraining orders and injunctions where appropriate.

Any decision by the third arbitrator and either one of the other arbitrators shall be binding upon the parties and may be entered as a final judgment in any court having jurisdiction. The arbitration shall be conducted completely in the English language. The cost of any arbitration proceeding shall be borne by the parties as the arbitrators shall determine if the parties have not otherwise agreed. The arbitrators shall render their final decision in writing in English to the parties, which decision shall explain the reasons therefore.

H. Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their successors and assigns; provided, however, that neither party shall have the right to assign this Agreement or any of the rights set forth herein or delegate any of the obligations hereunder without the prior written consent of the other party.

I. Entire Agreement. This Agreement, together with the attached Exhibit(s) attached hereto, the IPAs, Mutual Non-Disclosure Agreement dated and signed on October 5, 2015 and protocols are the entire and complete understanding between the parties in regard to the covered subject matter. Such documents replace, supersede and render void any and all predecessor agreements between the parties whether written or oral, including, without limitation, any letters of intent. In the event of any inconsistency between this Agreement and the Exhibits, the terms of this Agreement shall govern, except that as to matters of medicine, science and subject safety, the applicable protocol shall govern.

J. Waiver. No waiver of any term, provision, or condition of this Agreement whether by conduct or otherwise in any one or more instances shall be deemed to be or construed as a further or continuing waiver or estoppel of any such term, provision, or condition or of any other term, provision, or condition of this Agreement. The failure of a party to enforce any provision of this Agreement shall not be construed to be a waiver of the right of such party to thereafter enforce that provision or any other provision or right.

K. Severability. If any term or provision of this Agreement or IPA shall be determined by a court of competent jurisdiction to be invalid or unenforceable, the validity and effect of the other provisions of this Agreement or relevant IPA shall not be affected thereby.

L. Notices. All notices required to be given under this Agreement shall be in writing and shall be deemed to have been duly given if delivered personally, sent by overnight courier or mailed first class, registered or certified mail, return receipt requested, postage paid:

If to Sponsor to:	Ritter Pharmaceuticals, Inc.
1880 Century Park East, Suite 1000
Los Angeles, CA 90067
Attention: Andrew J. Ritter

If to any Covance Entity, the address set forth in Exhibit A executed by such Covance Entity, with a copy to Covance Inc. at the address set forth below:

Covance Inc.
210 Carnegie Center
Princeton, New Jersey 08540-6233
United States
Attention: Legal Department

or at such other place as a party shall hereafter furnish to the other party in writing. Notices shall be deemed given on the date of personal delivery or deposit in the mail as specified above.

M. Captions. Any caption used in this Agreement is inserted for convenience and reference only and is to be ignored in the construction and interpretation of the provisions hereof.

IN WITNESS WHEREOF, the parties by their duly authorized officers have executed this Agreement on the dates set forth below, to be effective on the Effective Date set forth on the first page of this Agreement.

Ritter Pharmaceuticals, Inc.		Covance Inc.

By:	/s/ Andrew Ritter	By:	/s/ James S. Sauer

Name:	Andrew Ritter	Name:	James S. Sauer

Title:	President	Title:	Sr. Director & Controller

Date:	December 30, 2015	Date:	December 30, 2015

Covance Inc.

By:	/s/ Anne Marie Kestel

Name:	Ann Marie Kestel

Title:	Associate Director Contract Management

Date:	December 30, 2015

EXHIBIT A-1

ADDITIONAL TERMS AND CONDITIONS OF

COVANCE CLINICAL RESEARCH UNIT INC. (“CRU”)

WHEREAS, Covance Inc. and Ritter Pharmaceuticals, Inc. (“Sponsor”) are parties to a Master Service Agreement (“Agreement”) effective as of [Date]; and

WHEREAS, this exhibit is Exhibit A-1 to the Agreement; and

WHEREAS, CRU shall be considered a Covance Entity under the Agreement;

WHEREAS, Sponsor and CRU agree on the terms of the Agreement and this Exhibit A-1.

NOW, THEREFORE, in consideration of the foregoing premises, and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1. DEFINITIONS

Each capitalized term used herein, but not defined, has the meaning specified in the Agreement unless a clear contrary interpretation otherwise applies.

2. TIMELINES

CRU shall use its commercially reasonable efforts to perform the Phase I Services within the time frame as estimated in Attachment A of the applicable IPA. Such time estimate assumes, however, the full cooperation of Sponsor, regulatory authorities, ethics committees and other third parties not under CRU’s control, and shall be subject to adjustment (including costs) if the work for the Services is delayed due to circumstances not attributable to CRU, in particular:

●	failure of Sponsor to deliver the clinical supplies in due time, or

●	amendments to previously agreed upon protocols, procedures or documents required for the Services at the request of Sponsor, or

●	significant delays in pre-study meetings or in other tasks to be performed by CRU caused by Sponsor, or

●	delays in obtaining or subsequent withdrawal of regulatory or ethical review approvals concerning the Services

3. TRANSFER OF OBLIGATIONS

If applicable for the IPA, pursuant to 21 CFR 312.52 and/or the EC-GCP-Note for Guidance on Good Clinical Practice, as applicable, CRU acknowledges and agrees that the responsibility for Services performed under the applicable IPA, as identified in Attachment A to the IPA, will be transferred to CRU in accordance with 21 CFR §312.52 and/or applicable regulations outside the USA. Sponsor shall retain responsibility for all other activities related to the Study. Except for those responsibilities specifically transferred from Sponsor to CRU, Sponsor shall at all times be considered the “Sponsor” of the Study pursuant to the terms of the Federal Food, Drug, and Cosmetic Act, as amended, the regulations of the U.S. Food and Drug Administration, as promulgated in Title 21 of the U.S. Code of Federal Regulations, applicable regulations outside the USA, and the International Conference on Harmonization Good Clinical Practices. Obligations transferred should be included in Form FDA 1571, Section #14, or equivalents outside the USA.

4. STATUS REPORTING

All of the Studies shall be performed in close cooperation with Sponsor, and designated Sponsor personnel will be kept informed of the progress of the Study. CRU shall also provide Sponsor status reports on the Study in accordance with the IPA. The status reports may include, but not be limited to, the number of subjects entered, dropped, and completed in the Study.

5. CLINICAL SUPPLIES

At Sponsor’s expense, Sponsor (or CRU if so designated), will supply CRU sites with the Drug or compound to which the Study relates and other clinical supplies as are agreed upon by CRU and Sponsor for the timely completion of the Study, and will direct the shipment of any such supplies to each location indicated by CRU. Sponsor will supply sufficient and comprehensive data as may be required by CRU concerning the stability of the test material and storage and safety requirements.

6. STUDY POSTPONEMENT OR CANCELLATION

(a) In the event of Study cancellation, CRU shall be promptly paid in full for all work and services performed in connection with such Study, as of the date work on such Study is actually concluded inclusive of all wind-down costs, Site fees, out of pocket expenses, administrative Study set up fees, prorated fees for bed nights reserved as well as associated staffing fees irrevocably obligated regardless of the achievement of any milestones or any whole/partial units used as payment triggers in the applicable IPA. CRU shall use reasonable efforts to conclude or transfer the Study as expeditiously as practicable and in accordance with all applicable laws, rules and regulations, including those of the FDA. Further, CRU and Sponsor shall cooperate with each other during such Study termination to safeguard subject safety, continuity of subject treatment and to comply with applicable laws, rules and regulations.

(b) In the event of Study delay, CRU shall be promptly paid in full for all work and services performed in connection with such Study, as of the date of notification of the delay by Sponsor, inclusive of all wind-down costs, Site fees, out of pocket expenses, administrative Study set up fees, prorated fees for bed nights reserved as well as associated staffing fees irrevocably obligated.

7. ASSUMPTIONS AND DEVIATIONS

The budget estimates specified in any Budget and Price and Payment Schedule with respect to a Study are subject to a number of general and Study specific assumptions. The general assumptions (collectively, the “General Assumptions”) are as follows:

(i)	The scope of the Study remains constant;

(ii)	Sponsor timely executes all of its obligations under this Agreement and applicable IPAs;

(iii)	Sponsor fully cooperates with CRU and applicable third-parties in the performance of CRU’s obligations under this Agreement and applicable IPAs and refrains from any actions or inactions which prevent CRU from timely or properly performing its obligations hereunder and thereunder, respectively;

(iv)	Third parties outside of the control of CRU timely and properly perform all appropriate tasks relevant to the Services; and

(v)	No other event outside of CRU’s control, including, without limitation, the events described in Section 14 (Force Majeure) of this Agreement occur.

The Study specific assumptions (the “Study Specific Assumptions”) are set forth in the applicable IPA, Attachment A, Description of Services.

8. CHANGE ORDERS

The following language applies to change orders applicable to the CRU. To whatever extent the following language may differ in the procedural handling of change orders from the Section 4 of the Agreement, the language in this Exhibit A shall govern.

In the event that any of the Assumptions (as hereinafter defined) are not complied with by Sponsor or Sponsor desires to modify or deviate from them, or CRU determines that the Study objectives cannot be fulfilled based on the Assumptions, (each a “Deviation”) then the budget estimates for such Study as specified in the corresponding IPA shall be modified in accordance with the terms of this Section 8 hereof. For purposes of this Agreement, “Assumptions’ means any of the General Assumptions and the Study Specific Assumptions. CRU shall be responsible for providing Sponsor with a written estimate of the consequences arising from a Deviation, if any. The estimate will be provided to Sponsor on a change order form. Sponsor will forward to CRU an executed and approved change order and, upon receipt thereof, CRU will implement the modification. CRU shall continue to provide Services pending approval of the change order by Sponsor to the extent reasonably practicable but will not implement all or any part of the changes without written agreement with respect thereto.

9. NOTICES to CRU

All notices to CRU shall be sent to Covance Clinical Research Unit Inc. 3402 Kinsman Boulevard, Madison, Wisconsin 53704, Attention: General Manager.

10. INSURANCE

A. COVANCE shall have sufficient insurance to cover losses which may occur relating to the provision of Services and or failure to comply with its obligations under this Agreement or any IPA including comprehensive general liability insurance with limits of at least ten million United States Dollars (US $10,000,000) per occurrence. Upon written request, COVANCE shall provide SPONSOR with a copy of COVANCE’s effective certificate of insurance. Such insurance shall be with a carrier of A- rating by A.M. Best’s rating service or higher.

B. Sponsor hereby represents and warrants that it maintains adequate clinical trial and product liability insurance coverage consistent with industry standards and in compliance with all applicable laws, rules and regulations, to cover all patients screened or treated as part of the Study for personal injury suffered as a result of the participation in the trial or the trial screening process, with minimum coverage of five million United States Dollars (US $5,000,000) per occurrence; however, for any Study that is a first-in-human study, SPONSOR represents and warrants that minimum coverage of such insurance shall be ten million United States Dollars (US $10,000,000) per occurrence. SPONSOR represents and warrants that COVANCE shall be an additional insured with respect to such insurance and that such insurance contains no additional exclusions clauses not normally found in insurance of such type whereby such insurance coverage would not extend to the Study. Sponsor shall provide CRU with a copy of Sponsor’s effective certificate of insurance or such other documented evidence to confirm that it has such coverage. Such insurance shall be with a carrier of A- rating by A.M. Best’s rating service or higher and shall have a minimum extended discovery period of three (3) years. Sponsor shall be required to maintain such insurance through the life of the study and for three (3) years thereafter and shall notify CRU of any changes in coverage which impact the coverage requirements set forth above.

11. Cru Data Management Services

According to Covance’s Northrop Grumman/MSSO and Uppsala Monitoring Center (UMC) Subscription Licensing Agreements, CRU is prohibited from sharing dictionary terminology or data with any non-subscribing company. Thus, in offering our coding services, CRU assumes that Sponsor has a current license subscription with the Northrop Grumman/MSSO for MedDRA and/or Uppsala Monitoring Center for WHO DRUG, ICD-9 or WHO ART. CRU is required to verify Sponsor’s subscription status prior to work being started. Should it be determined that Sponsor does not have an appropriate subscription, CRU shall have the right to (a) inform Northrop Grumman/MSSO or UMC, (b) cease provision of any of the terminology or data, and (c) be reimbursed all costs, expenses and damages associated with Sponsor’s failure to be properly licensed.

12. COMPENSATION

(a) Subject to the terms and conditions hereof, in consideration for the Services to be provided by CRU under the terms of this Agreement and any IPA, CRU will not exceed the total amount of fees or the pass through budget set forth in the budget and price and payment schedule for the Services without the prior written approval of Sponsor, unless specifically authorized in a change order. All out of pocket expenses will be invoiced on a pass-through basis. Documentation for out of pocket expenses will be provided via a summary report.

(b) Any amounts paid by Sponsor to Covance under a Letter of Intent will be reconciled and applied against initial invoices due under this Agreement and the respective IPA.

(c) Should Sponsor disagree with the accuracy of an invoice, Sponsor shall notify CRU of such inaccuracy within twenty (20) days of receipt of invoice. Sponsor agrees to pay the amount for any items not in dispute. Sponsor reserves the right to withhold payment of the invoice items in dispute until the dispute is resolved by Sponsor and CRU. Sponsor agrees not to unreasonably withhold payment.

(d) All CRU invoices shall be payable in United States Dollars within 45 days of receipt by Sponsor. Payments received after 50 days of receipt may be subject to a 1.5% per month late fee which may be applied to the next invoice on past due accounts. Payments should be mailed to the following address:

If by check:

Covance

P.O Box 820511

Philadelphia, PA 19182

If by wire:

PNC Bank, NA

Acct. No. 8005497809

ABA No. 0312-07607

Invoices should be sent to SPONSOR to the attention of:

Ellen Mochizuki/Vice President of Finance

1880 Century Park East, Suite 1000

Los Angeles, CA 90067

Phone: 310-203-1000

Fax: 310-919-1600

13. RECORDS AND SAMPLES

(a) Unless otherwise required by law or by the terms of this Agreement or the relevant IPA, all such Sponsor property, including but not limited to written records pertaining to a Study, which CRU shall have in its possessions shall be maintained by CRU for a period of not less than five (5) years from commencement of archiving and shall be organized in such manner that it will be ready for prompt reference. After five (5) years or such longer period as may be required by applicable laws or regulations, CRU may dispose of such property in accordance with Sponsor’s instructions and at Sponsor’s expense, and in any event, additional storage of Sponsor property after five (5) years shall be at Sponsor’s expense. If Sponsor fails to give said instructions, CRU shall so notify Sponsor; and if said instructions are still not forthcoming within thirty (30) days of said notification, then CRU may destroy such property as it determines.

(b) Primary pharmacokinetic samples will be shipped to the appropriate analytical laboratory according to Sponsor/protocol requirements. Secondary samples will be stored with CRU according to the Sponsor/protocol requirements for six (6) months following last subject clinical visit at which time the samples will be shipped to the archive facility of the Sponsor’s choice at Sponsor’s expense. The Sponsor shall maintain written records of any disposition of the samples in accordance with applicable laws and regulations. In the event the Sponsor fails to indicate archive facility, secondary pharmacokinetic samples will be disposed of by CRU. The return or destruction of Active Pharmaceutical Ingredient (API) will be specified within the Study Protocol.

14. SAFETY DATA AND CLINICAL HOLDS

As and when Sponsor becomes aware of any safety data from any source which are applicable to the Study and which may indicate a negative impact on subject safety or well-being or in the event that there is a clinical hold on the Study by the applicable regulatory agency, Sponsor shall promptly inform CRU in writing.

IN WITNESS WHEREOF, the parties by their duly authorized officers have executed this Exhibit A-1 on the dates set forth below.

Ritter Pharmaceuticals, Inc.		Covance Clinical Research Unit Inc.

By:	/s/ Andrew J. Ritter	By:	/s/ Ann Marie Kestel

Name:	Andrew J. Ritter	Name:	Ann Marie Kestel

Title:	President	Title:	Associate Director Contract Management

Date:	December 30, 2015	Date:	December 30, 2015

EXHIBIT A-3

ADDITIONAL TERMS AND CONDITIONS OF COVANCE INC.

(“COVANCE CLINICAL”)

WHEREAS, Covance Inc. and Ritter Pharmaceuticals, Inc. (“Sponsor”) are parties to a Master Service Agreement (“Agreement”) effective as of [Date]; and

WHEREAS, this exhibit is Exhibit A-3 to the Agreement; and

WHEREAS, Covance Clinical shall be considered a Covance Entity under the Agreement;

WHEREAS, Sponsor and Covance Clinical agree on the terms of the Agreement and this Exhibit A-3.

NOW, THEREFORE, in consideration of the foregoing premises, and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1. DEFINITIONS

Each capitalized term used herein, but not defined, has the meaning specified in the Agreement unless a clear contrary interpretation otherwise applies.

2. STUDY DELAYS

Covance Clinical shall use its commercially reasonable efforts to perform the Services within the time frame as estimated in the SOW of the applicable IPA. Such time estimate assumes, however, the full cooperation of Sponsor, regulatory authorities, ethics committees and investigators and other third parties not under Covance Clinical’s control, and shall be subject to adjustment (including costs) if the work for the Services is delayed due to circumstances not attributable to Covance Clinical, in particular:

●	failure of Sponsor to deliver the clinical supplies in due time, or

●	amendments to previously agreed upon Protocols, procedures or documents required for the Services at the request of Sponsor, or

●	significant delays in pre-study meetings or in other tasks to be performed by Covance Clinical caused by Sponsor, or

●	changes to the key Study assumptions, or

●	delays in obtaining or subsequent withdrawal of regulatory or ethical review approvals concerning the Services, or

●	death or disability of any investigator or other research specialist to continue his work for the Study, or

●	higher ratio of drop-outs among trial subjects than anticipated in the SOW of the applicable IPA, or

●	lower enrollment rates than expected and agreed by Covance Clinical and Sponsor, or

●	unforeseen change in the relevant medical practice.

In the event that a Study is delayed or placed on-hold for more than thirty (30) calendar days Sponsor shall have the right to retain at their expense all core team members as defined in the applicable IPA on a full time equivalent basis for the duration of the delay or on-hold period. If Sponsor does not wish to retain any core team members for the duration of the on-hold or delay period, Covance Clinical shall have the right to reallocate any and all such staff after a thirty (30) calendar day period. If the delay or on-hold period continues for ninety (90) days either party may, by provision of written notice, terminate the applicable IPA.

3. EARLY TERMINATION

In the event of early termination of an IPA pursuant to Section 15A of the Agreement, Sponsor may terminate any IPA prior to the Study’s completion at any time for any reason upon thirty (30) days written notice to Covance, except when the reason for termination is the safety of subjects, then it can be terminated immediately. Covance Clinical may not terminate any IPA without cause, except when the reason for the termination is the safety of subjects and then Covance Clinical can terminate immediately. In the event of such termination by a party, Covance Clinical shall be entitled to full payment for (i) work performed on the Project up through the date work on such Project is concluded, including all investigator grant expenses and other out of pocket expenses and all Covance Clinical fees, as of the date work on such services is actually concluded (inclusive of all wind down costs) and (ii) reimbursement for all non-cancellable and non-refundable expenses and financial obligations which Covance Clinical has incurred or undertaken on Sponsor’s behalf (e.g., purchase of external databases).

4. INDEPENDENT CONTRACTOR

With respect to agreements with investigators and/or institutions pursuant to this IPA, Sponsor hereby authorizes Covance Clinical to enter into such agreements with investigators and/or institutions on behalf of Sponsor, using a form of agreement to be agreed upon by Sponsor and Covance Clinical with modifications subject to approval by Sponsor. Covance Clinical shall provide copies of such agreements to Sponsor. Any investigators or institutions used in connection with the clinical investigation to which the IPA relates shall be independent contractors exercising independent judgment and shall not be deemed employees, subcontractors or agents of Covance Clinical.

5. COMPENSATION

Subject to the terms and conditions hereof, in consideration for the Services to be provided by Covance Clinical under the terms of this Agreement and any applicable IPA, Sponsor hereby agrees to pay to Covance Clinical the overall budget, including, without limitation, fees associated with the performance of the Services, investigator fees and other out of pocket expenses, as specified in the applicable IPA.

Should Sponsor disagree with the accuracy of an invoice, Sponsor shall notify Covance Clinical of such inaccuracy within ten twenty (20) days of receipt of invoice. Sponsor agrees to pay the amount for any items not in dispute. Sponsor reserves the right to withhold payment of the invoice items in dispute until the dispute is resolved by Sponsor and Covance Clinical. Sponsor agrees not to unreasonably withhold payment.

All Covance Clinical invoices shall be payable within forty-five (45) days of receipt by Sponsor. Invoices for out of pocket expenses will be invoiced on a pass through basis. Documentation for out of pocket expenses will be provided via a summary report. Detailed back up to include actual expense reports and/or expense receipts will not be provided. Payments received after fifty (50) days of receipt of the invoice will be subject to a 1.5% per month late fee which may be applied to the next invoice. Payments should be mailed to the following address:

If by check:

Covance Inc.

PNC Bank

Courier only

Attn: Lockbox 820805

Rte 38 & East Gate Drive

Moorestown, NJ 08057

Federal Tax I.D. Number 22-3265977

If by wire:

Covance Inc.

PNC Bank

Account No. 8005497833

ABA No. 0312-07607

6. CHANGES

It is understood and agreed that the applicable IPA shall be deemed to be either a Fixed Price IPA or a Fixed Unit Price IPA. “Fixed Price” shall mean that, the fixed set of Services outlined in the SOW shall be delivered in accordance with the fixed budget outlined in the Budget. For the avoidance of doubt the parties agree that any changes, additions, or omissions to the Services, or the underlying assumptions, shall result in corresponding adjustments to such exhibits and shall be processed in accordance with Section 4 of the Agreement. “Fixed Unit Price” shall mean that, the fixed set of Services outlined in the SOW shall be delivered in accordance with the fixed unit budget outlined in the Budget. For the avoidance of doubt the parties agree that any changes, additions, or omissions to the Services, or the underlying assumptions, may result in corresponding adjustments to the Fixed Unit Prices or the development of a new unit, as the case may be. Further, it is understood and agreed that the units outlined in the Budget shall be used for pricing purposes only. The Fixed Unit Prices listed reflect the average Unit Price to perform the task and are not illustrative of the actual effort associated with the unit. Therefore, should the scope of an individual unit change or the projected number of units not be achieved, the unit prices shall be re-evaluated to reflect the actual effort associated with the unit and processed in accordance with Section 4 of the Agreement.

The timeline, fee and expense estimates specified in the applicable IPA with respect to Services are subject to the assumptions outlined therein. In addition, the timeline, fee and expense estimates assume that: (i) the scope of the Services remains constant; (ii) Sponsor timely executes all of its obligations under the Agreement and the applicable IPA; (iii) Sponsor fully cooperates with Covance Clinical and applicable third-parties in the performance of Covance Clinical’s obligations under the Agreement and the applicable IPA; (iv) third parties outside of the control of Covance Clinical timely and properly perform all appropriate tasks relevant to the Services and (v) no other event outside of Covance Clinical’s control occurs, including, without limitation, the events described in Section 14 of the Agreement or any change in applicable laws, rules and regulations which affects the Project.

In the event that any of the assumptions described above or as set forth in the applicable IPA are not complied with or are invalid, then the timeline, fee and expense estimates for such Services shall be modified in accordance with the terms of Section 4 of the Agreement. Covance shall continue to provide Services pending approval of the Change Order by Sponsor to the extent reasonably practicable but if the parties cannot agree on such changes, Covance shall not be obliged to provide further Services.

7. PROJECT OVERSIGHT AND FINANCIAL MANAGEMENT

Covance Clinical agrees to provide suitably qualified and experienced personnel to deliver the Services in line with industry standards and the assumptions outlined in the applicable IPA.

Covance Clinical and Sponsor shall conduct financial reviews of each Study, periodically, as set forth in the applicable IPA. The parties will discuss the progress of the Study and review the Study budget against the Services and, where appropriate, propose any appropriate adjustments to the Budget, Study or Services.

8. COVANCE CLINICAL ADDRESS FOR NOTICES

All notices to Covance Clinical shall be sent to Covance Inc., 210 Carnegie Center, Princeton, NJ 08540-6233, Attention: General Manager.

9. INSURANCE

A. Covance Clinical shall have sufficient insurance to cover losses which may occur relating to the provision of Services and or failure to comply with its obligations under this Agreement or any IPA including comprehensive general liability insurance with limits of at least ten million United States Dollars (US $10,000,000) per occurrence. Upon written request, Covance Clinical shall provide Sponsor with a copy of Covance Clinical’s effective certificate of insurance. Such insurance shall be with a carrier of A- rating by A.M. Best’s rating service or higher.

B. Sponsor hereby represents and warrants that it maintains adequate clinical trial and product liability insurance coverage consistent with industry standards and in compliance with all applicable laws, rules and regulations, to cover all subjects screened or treated as part of the Study for personal injury suffered as a result of the participation in the trial or the trial screening process, with minimum coverage of five million United States Dollars (US $5,000,000) per occurrence; however, for any Study that is a first-in-human study, Sponsor represents and warrants that minimum coverage of such insurance shall be ten million United States Dollars (US $10,000,000) per occurrence. Sponsor represents and warrants that Covance Clinical shall be an additional insured with respect to such insurance and that such insurance contains no additional exclusions clauses not normally found in insurance of such type whereby such insurance coverage would not extend to the Study. Upon written request, Sponsor shall provide Covance with a copy of Sponsor’s effective certificate of insurance or such other documented evidence to confirm that it has such coverage. Such insurance shall be with a carrier of A- rating by A.M. Best’s rating service or higher and shall have a minimum extended discovery period of three (3) years. Sponsor shall be required to maintain such insurance through the life of the Study and for three (3) years thereafter and shall notify Covance Clinical of any changes in coverage which impact the coverage requirements set forth above.

10. TRANSFER OF OBLIGATIONS

Covance Clinical acknowledges and agrees that the responsibility for Services performed under the applicable IPA, as outlined in the applicable SOW, are being transferred to Covance Clinical in accordance with 21 CFR §312.52 and applicable regulations outside the U.S.A. Sponsor shall retain responsibility for all other activities related to the Study. Except for those responsibilities specifically transferred from Sponsor to Covance, Sponsor shall at all times be considered the “Sponsor” of the study pursuant to the terms of the Federal Food, Drug, and Cosmetic Act, as amended, the regulations of the U.S. Food and Drug Administration, as promulgated in Title 21 of the U.S. Code of Federal Regulations, applicable regulations outside the U.S.A., and the International Conference on Harmonization Good Clinical Practices. Obligations transferred should be included in Form FDA 1571, Section #14 or equivalents outside the U.S.A. The parties acknowledge and agree that although Covance Clinical may recommend investigative sites be closed (i.e., due to site non-performance), Sponsor shall retain responsibility for formally approving the closing of such investigative sites.

IN WITNESS WHEREOF, the parties by their duly authorized officers have executed this Exhibit A-3 on the dates set forth below.

Ritter Pharmaceuticals, Inc.		Covance Inc.

By:	/s/ Andrew J. Ritter	By:	/s/ Ann Marie Kestel

Name:	Andrew J. Ritter	Name:	Ann Marie Kestel

Title:	President	Title:	Associate Director Contract Management

Date:	December 30, 2015	Date:	December 30, 2015

EXHIBIT B

SAMPLE INDIVIDUAL PROJECT AGREEMENT

Sponsor Protocol: _________	Covance Project: ____________

THIS INDIVIDUAL PROJECT AGREEMENT, made as of __________________ by and between [Name and address of Covance Entity] (“Covance”), and Ritter Pharmaceuticals, Inc., (“Sponsor”) (this Individual Project Agreement, as amended, modified or supplemented from time to time being, this “IPA”).

WITNESSETH:

WHEREAS, Sponsor and Covance Inc. entered into a Master Service Agreement dated _____________ (as amended, supplemented or modified from time to time, the “Agreement”);

WHEREAS, Covance would like to perform Projects from time to time on the terms of the Agreement, the additional terms and conditions set forth on Exhibit A[- #] this IPA, the Protocol, and related documents;

WHEREAS, this IPA is referenced in the Agreement.

NOW, THEREFORE, for good and valuable consideration, the receipt of which are hereby acknowledged; and subject to the terms and conditions of the Agreement, Exhibit A[- #] and this IPA, Sponsor and Covance hereby agree as follows:

1. DEFINITIONS

Each capitalized term used herein, but not defined, has the meaning specified in the Agreement unless a clear contrary interpretation otherwise applies.

2. OBLIGATIONS OF COVANCE

Covance agrees to perform the services (“Services”) for Sponsor’s Protocol _______________ as set forth in the SOW, attached hereto.

3. COMPENSATION

The estimated budget, fees, and expenses in connection with the Project are as set forth in the Budget, attached hereto. Invoices are due within forty-five (45) days of invoice receipt by Sponsor.

4. AGREEMENT

This IPA is subject to all of the terms, limitations, conditions and provisions of the Agreement and Exhibit A[- #] and shall be construed in accordance therewith.

5. INSURANCE [FOR COVANCE CLINICAL, CRU, CRU LTD]

[Sponsor hereby represents that insurance referred to in section 9 of Exhibit A-3 (Covance Clinical) of the Agreement is applicable to and valid for the duration of this Study.]

[Sponsor hereby represents that insurance referred to in section 10 of Exhibit A-1 (CRU) of the Agreement is applicable to and valid for the duration of this Study.]

[Sponsor hereby represents that insurance referred to in section 7 of Exhibit A-2 (CRU Ltd) of the Agreement is applicable to and valid for the duration of this Study.]

IN WITNESS WHEREOF, the parties have executed this IPA as of the date first above written.

Ritter Pharmaceuticals, Inc.	[Name of Covance Entity]

By:	By:

Name:	Name:

Title:	Title:

Date:	Date: